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                                                                    EXHIBIT 11.1

                           MIDCOM COMMUNICATIONS INC.

          EXHIBIT 11.1 STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

                                                     Three months ended March 31,
                                                     ----------------------------
(In thousands, except per share data)                    1997            1996
--------------------------------------------------------------------------------
Net loss                                              $(19,731)        $(14,500)
Weighted average shares outstanding                     15,852           15,199
Net loss per share                                    $(  1.24)        $(  0.95)






















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